Exhibit (h)(13)

AMENDMENT NUMBER 3 TO SUB-ADMINISTRATION AGREEMENT

This Amendment to the Sub-Administration Agreement (the “Amendment”) is made as of December 13, 2018 by and between MML Investment Advisers, LLC (the “Administrator”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”).

WHEREAS, the Administrator and the Sub-Administrator entered into a Sub-Administration Agreement dated as of April 1, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Consolidated Agreement”); and

WHEREAS, the Administrator and the Sub-Administrator desire to amend the Consolidated Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

The following Section 15, “DELEGATION” is hereby added to the Consolidated Agreement as follows:

15.	Delegation

The Sub-Administrator may employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Consolidated Agreement without the consent or approval of the Administrator, provided that the Sub-Administrator shall notify Administrator of any such delegation to unaffiliated third parties as soon as is reasonably practicable. The Sub-Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Sub-Administrator had committed such acts and omissions itself. The Sub-Administrator shall cause any Delegate to which it has disclosed information pursuant to this Section 15 to comply at all times with confidentiality obligations equivalent or not materially different to those set out in this Consolidated Agreement as if it were a party to this Consolidated Agreement. The Sub-Administrator shall be responsible for the compensation of its Delegates.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Consolidated Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

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Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Name:	Douglas Steele
Title:	Vice President

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL SELECT FUNDS

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL PREMIER FUNDS

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MML SERIES INVESTMENT FUND

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MML SERIES INVESTMENT FUND II

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer